EXHIBIT 99.1

Northern Technologies International Corporation Reports Record Sales and Earnings for Second Quarter Fiscal 2014

MINNEAPOLIS, April 10, 2014 (GLOBE NEWSWIRE) -- Northern Technologies International Corporation (Nasdaq:NTIC) today reported its financial results for the three and six months ended February 28, 2014.

  Net sales increased over 18% for the six months ended February 28, 2014.
  Oil & Gas net sales were up over 111% during the six months ended February 28, 2014.
  Joint venture sales increased 7% to $58.1 million for the six months ended February 28, 2014.
  Income from joint venture operations was up over 18% for the six months ended February 28, 2014.
  Earnings per diluted share increased over 128% to $0.41 for the six months ended February 28, 2014.
  Working capital is up to $17.7 million with $7 million in cash as of February 28, 2104.

NTIC's consolidated net sales increased 18.5% and 18.9% during the three and six months ended February 28, 2014, respectively, compared to the three and six months ended February 28, 2013.

During the three and six months ended February 28, 2014, 89.3% and 90.2% of NTIC's consolidated net sales, respectively, were derived from sales of ZERUST® products and services, which increased 17.9% and 18.9% to $5,555,051 and $11,304,064 during the three and six months ended February 28, 2014, respectively, compared to $4,710,412 and $9,505,695 during the three and six months ended February 28, 2013, respectively, due to increased demand from both new and existing customers. NTIC has focused its sales efforts of ZERUST® products and services by strategically targeting customers with specific corrosion issues in new market areas, including the oil and gas industry and other industrial sectors that offer sizable growth opportunities. NTIC's consolidated net sales for the six months ended February 28, 2014 included $792,720 of sales made to customers in the oil and gas industry compared to $374,790 for the prior fiscal year period. Overall demand for ZERUST® products and services depends heavily on the overall health of the markets in which NTIC sells its products, including the automotive market in particular.

"Fiscal 2014 continued to show strong growth through our second quarter. ZERUST® sales again jumped 19% compared to the same period last year while our margins continued to improve as well. Overall, joint venture performance also bolstered both our competitive position and balance sheet," said G. Patrick Lynch, President and Chief Executive Officer of NTIC. "Robust demand for our expanded range of ZERUST® corrosion solutions from the manufacturing sector is expected to continue into our third quarter. Furthermore, Natur-Tec® bio-plastic products enjoyed healthy sales growth through our newly formed majority-owned Indian subsidiary."

During the three and six months ended February 28, 2014, 10.7% and 9.8% of NTIC's consolidated net sales were derived from sales of Natur-Tec® products compared to 10.2% and 9.8% during the three and six months ended February 28, 2013, respectively. Net sales of Natur-Tec® products increased 23.9% and 18.6% during the three and six months ended February 28, 2014 compared to the three and six months ended February 28, 2013, respectively. These increases were primarily due to finished product sales through NTIC's newly formed majority-owned subsidiary in India, Northern Technologies India Private Limited.

Cost of goods sold as a percentage of net sales decreased to 65.2% during the three months ended February 28, 2014 compared to 69.3% during the three months ended February 28, 2013 and decreased to 65.5% during the six months ended February 28, 2014 compared to 69.5% during the prior fiscal year period. These decreases were primarily as a result of start-up costs associated with a new customer recognized during the prior fiscal year period.

NTIC's equity in income of joint ventures increased 22.6% and 23.1% to $1,395,451 and $2,823,199, respectively, during the three and six months ended February 28, 2014 compared to $1,138,438 and $2,292,734 during the three and six months ended February 28, 2013. In addition, NTIC recognized a 16.2% and 15.2% increase in fees for services provided to joint ventures during the three and six months ended February 28, 2014 compared to the three and six months ended February 28, 2013, respectively. Both of these increases were primarily a result of increases in sales at the joint ventures as fees for services provided are a function of the net sales of NTIC's joint ventures, which were $28,389,158 and $58,050,376 during the three and six months ended February 28, 2014 compared to $26,722,201 and $54,247,135 for the three and six months ended February 28, 2013. Total net sales of NTIC's joint ventures appear to be slightly improving from the depressed sales levels experienced as a result of the European economic slowdown over the past few years.

Mr. Lynch added, "Our ZERUST® Oil & Gas team continues to receive both new and repeat orders for multiple industry specific corrosion solutions across North and South America, as well as parts of Asia and India. The predominant source of these purchase orders, however, was North American oil terminal operators."

NTIC's total operating expenses increased 11.8%, or $861,644, to $8,141,229 during the six months ended February 28, 2014 compared to the six months ended February 28, 2013. This increase was primarily the result of an increase in selling expenses, general and administrative expenses and expenses incurred in support of joint ventures, and overall reflected NTIC's efforts to support its new business efforts.

NTIC expenses all costs related to product research and development as incurred. NTIC incurred $2,237,865 and $1,850,599 of expense during the six months ended February 28, 2014 and 2013, respectively, in connection with its research and development activities.

Net income attributable to NTIC increased 136.0%, to $1,025,044, or $0.22 per diluted common share, for the three months ended February 28, 2014 compared to $434,410, or $0.10 per diluted common share, for the three months ended February 28, 2013. Net income attributable to NTIC increased 128.6%, to $1,883,630, or $0.41 per diluted common share, for the six months ended February 28, 2014 compared to $824,032, or $0.18 per diluted common share, for the six months ended February 28, 2013. These increases were primarily the result of increases in gross profit of NTIC's North American businesses and increases in joint venture operations. NTIC anticipates that its quarterly net income will remain subject to significant volatility primarily due to the financial performance of its joint ventures and sales of its ZERUST® products and services into the oil and gas industry and Natur-Tec® bioplastics products, which sales fluctuate more on a quarterly basis than the traditional ZERUST® business.

NTIC's working capital was $17,690,903 at February 28, 2014, including $6,996,127 in cash and cash equivalents compared to $13,270,452 at August 31, 2013, including $4,314,258 in cash and cash equivalents.

Outlook

NTIC's financial guidance for the fiscal year ending August 31, 2014 remains unchanged.  NTIC expects its net sales to range between $27.5 million and $29.0 million and its net income attributable to NTIC to range between $4.1 million and $4.7 million, or between $0.95 and $1.05 per diluted common share.

Conference Call and Webcast

NTIC will host a conference call today at 8:00 a.m. Central Time to review its results of operations for the first quarter of fiscal 2014 and its future outlook, followed by a question and answer session. The conference call will be available to interested parties through a live audio webcast available through NTIC's website at www.ntic.com or http://ir.ntic.com/events.cfm where the webcast will be archived and accessible for at least 12 months. The dial-in number for the conference call is (877) 670-9779 and the confirmation code is 26198219.

About Northern Technologies International Corporation

Northern Technologies International Corporation develops and markets proprietary environmentally beneficial products and services in over 55 countries either directly or via a network of majority-owned subsidiaries, joint ventures, independent distributors and agents. NTIC's primary business is corrosion prevention marketed primarily under the ZERUST® brand. NTIC has been selling its proprietary ZERUST® rust and corrosion inhibiting products and services to the automotive, electronics, electrical, mechanical, military and retail consumer markets, for over 35 years, and in recent years has targeted and expanded into the oil and gas industry. NTIC offers worldwide on-site technical consulting for rust and corrosion prevention issues. NTIC's technical service consultants work directly with the end users of NTIC's products to analyze their specific needs and develop systems to meet their technical requirements. NTIC also markets and sells a portfolio of bio-based and biodegradable polymer resin compounds and finished products marketed under the Natur-Tec® brand.

Forward-Looking Statements

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such statements include NTIC's expectations regarding its financial guidance for fiscal 2014, anticipated demand for ZERUST® corrosion solutions from the manufacturing sector and oil and gas industry and anticipated demand for Natur-Tec® bio-plastic products, and other statements that can be identified by words such as "believes," "continues," "expects," "anticipates," "intends," "potential," "outlook," "will," "would," "should," "guidance" or words of similar meaning, the use of future dates and any other statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of NTIC's management and are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: NTIC's dependence on the success of its joint ventures and fees and dividend distributions that NTIC receives from them; NTIC's relationships with its joint ventures and its ability to maintain those relationships; risks related to the European sovereign debt crisis, economic slowdown and political unrest; risks associated with NTIC's international operations; exposure to fluctuations in foreign currency exchange rates; the health of the U.S. and worldwide economies, including in particular the U.S. automotive industry; the level of growth in NTIC's markets; NTIC's investments in research and development efforts; acceptance of existing and new products; timing of NTIC's receipt of purchase orders under supply contracts; variability in sales to customers and the effect on NTIC's quarterly financial results; increased competition; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; and NTIC's reliance on its intellectual property rights and the absence of infringement of the intellectual property rights of others. More detailed information on these and additional factors which could affect NTIC's operating and financial results is described in the company's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. NTIC urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, NTIC undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS AS OF FEBRUARY 28, 2014 (UNAUDITED)
AND AUGUST 31, 2013 (AUDITED)
	February 28, 2014	August 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 6,996,127	$ 4,314,258
Receivables:
Trade excluding joint ventures, less allowance for doubtful accounts of $40,000 at February 28, 2014 and $20,000 at August 31, 2013	3,260,411	3,329,995
Trade joint ventures	536,532	859,434
Fees for services provided to joint ventures	2,816,043	2,446,017
Income taxes	356,947	144,939
Inventories	5,370,201	5,111,549
Prepaid expenses	582,289	258,765
Deferred income taxes	467,548	467,548
Total current assets	20,386,098	16,932,505

PROPERTY AND EQUIPMENT, NET	5,431,316	5,323,612

OTHER ASSETS:
Investments in joint ventures	22,653,710	24,702,981
Deferred income taxes	1,034,212	1,034,212
Patents and trademarks, net	1,138,698	1,060,639
Other	177,273	—
Total other assets	25,003,893	26,797,832
Total assets	$ 50,821,307	$ 49,053,949

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of note payable	—	76,119
Accounts payable	1,261,616	1,830,729
Accrued liabilities:
Payroll and related benefits	1,027,069	1,277,942
Deferred joint venture royalties	288,000	288,000
Other	118,510	189,263
Total current liabilities	2,695,195	3,662,053

NOTE PAYABLE, NET OF CURRENT PORTION	—	857,295

COMMITMENTS AND CONTINGENCIES

EQUITY:
Preferred stock, no par value; authorized 10,000 shares; none issued and outstanding	—	—
Common stock, $0.02 par value per share; authorized 10,000,000 shares; issued and outstanding 4,434,837 and 4,432,036, respectively	88,697	88,641
Additional paid-in capital	11,967,414	11,701,942
Retained earnings	30,510,558	28,626,928
Accumulated other comprehensive income	933,423	316,161
Stockholders' equity	43,500,092	40,733,672
Non-controlling interest	4,626,020	3,800,929
Total equity	48,126,112	44,534,601
Total liabilities and equity	$ 50,821,307	$ 49,053,949

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2014 AND 2013

	Three Months Ended		Six Months Ended
	February 28, 2014	February 28, 2013	February 28, 2014	February 28, 2013
NET SALES:
Net sales, excluding joint ventures	$5,527,366	$4,485,203	$11,132,384	$9,255,590
Net sales, to joint ventures	691,642	761,147	1,395,724	1,282,507
Total net sales	6,219,008	5,246,350	12,528,108	10,538,097

Cost of goods sold	4,051,833	3,633,913	8,209,864	7,324,885
Gross profit	2,167,175	1,612,437	4,318,244	3,213,212

JOINT VENTURE OPERATIONS:
Equity in income of joint ventures	1,395,451	1,138,438	2,823,199	2,292,734
Fees for services provided to joint ventures	2,057,671	1,770,881	4,167,319	3,617,158
Total joint venture operations	3,453,122	2,909,319	6,990,518	5,909,892

OPERATING EXPENSES:
Selling expenses	1,291,316	1,174,065	2,610,202	2,345,160
General and administrative expenses	1,209,933	1,143,987	2,597,429	2,392,683
Expenses incurred in support of joint ventures	366,469	321,456	695,733	691,143
Research and development expenses	1,099,345	912,393	2,237,865	1,850,599
Total operating expenses	3,967,063	3,551,901	8,141,229	7,279,585

OPERATING INCOME	1,653,234	969,855	3,167,533	1,843,519

INTEREST INCOME	2,570	22,288	4,359	47,634
INTEREST EXPENSE	(11,976)	(6,988)	(25,646)	(13,462)

INCOME BEFORE INCOME TAX EXPENSE	1,643,828	985,155	3,146,246	1,877,691

INCOME TAX EXPENSE	259,759	240,000	457,759	374,000

NET INCOME	1,384,069	745,155	2,688,487	1,503,691

NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	359,025	310,745	804,857	679,659

NET INCOME ATTRIBUTABLE TO NTIC	$1,025,044	$434,410	$1,883,630	$824,032

NET INCOME ATTRIBUTABLE TO NTIC PER COMMON SHARE:
Basic	$0.23	$0.10	$0.42	$0.19
Diluted	$0.22	$0.10	$0.41	$0.18

WEIGHTED AVERAGE COMMON SHARES ASSUMED OUTSTANDING:
Basic	4,434,837	4,418,821	4,434,770	4,409,954
Diluted	4,579,603	4,485,076	4,566,103	4,460,197
CONTACT: Investor and Media Contacts:
         Matthew Wolsfeld, CFO
         (763) 225-6600